                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                        Commission File Number:  0-20215

                           MICROTOUCH SYSTEMS, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                          300 Griffin Brook Park Drive
                               Methuen, MA 01844
                                 (978) 659-9000
--------------------------------------------------------------------------------
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         COMMON STOCK, $0.01 PAR VALUE
                        PREFERRED STOCK PURCHASE RIGHTS
--------------------------------------------------------------------------------
             (Title of Each Class of Securities Covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
   (Titles of All Other Classes for Which a Duty to File Reports Under Section
                            13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]                           Rule 12h-3(b)(1)(i)  [_]
Rule 12g-4(a)(1)(ii) [_]                           Rule 12h-3(b)(1)(ii) [_]
Rule 12g-4(a)(2)(i)  [_]                           Rule 12h-3(b)(2)(i)  [_]
Rule 12g-4(a)(2)(ii) [_]                           Rule 12h-3(b)(2)(ii) [_]
Rule 15d-6           [x]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, MicroTouch Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 12, 2001                By:/s/ Geoffrey P. Clear
                                           ---------------------
                                        Geoffrey P. Clear
                                        Vice President and Chief Financial
                                        Officer